Exhibit 99.3
TARGA VENICE OPERATIONS
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

TARGA VENICE OPERATIONS
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$5.3	$5.6
Trade receivables	1.2	1.2
Receivables from affiliates	19.3	19.6
Inventory	—	0.2
Other current assets	—	0.3

Total current assets	25.8	26.9

Property, plant and equipment, at cost	228.0	226.1
Accumulated depreciation	(24.1)	(17.9)

Property, plant and equipment, net	203.9	208.2
Other long-term assets	1.5	1.5

Total assets	$231.2	$236.6

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$12.0	$14.1
Accrued liabilities	21.7	18.0

Total current liabilities	33.7	32.1

Long-term debt allocated from Targa Resources, Inc.	156.0	151.8
Long-term debt payable to Targa Resources, Inc.	2.9	2.8
Other long-term liabilities	25.1	24.1

Commitments and contingencies (see Note 3)

Parent deficit	(23.1)	(12.6)
Noncontrolling interest in VESCO	36.6	38.4

Total owners’ equity	13.5	25.8

Total liabilities and owners’ equity	$231.2	$236.6

See notes to consolidated financial statements

TARGA VENICE OPERATIONS
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(In millions)
Revenues from third parties	$2.9	$3.6
Revenues from affiliates	104.3	67.1

Total operating revenues	107.2	70.7
Costs and expenses:
Product purchases from third parties	80.0	39.4
Product purchases from affiliates	—	12.4
Operating expenses	7.4	6.2
Depreciation and amortization expenses	6.2	6.3
General and administrative expenses	5.0	4.8
Casualty loss adjustment	—	(3.0)

Total costs and expenses	98.6	66.1

Income from operations	8.6	4.6
Other income (expense):
Interest expense on allocated and affilitated debt from Targa	(4.3)	(4.8)

Net income (loss)	4.3	(0.2)
Less: Net income attributable to noncontrolling interest in VESCO	3.1	1.6

Net income (loss) attributable to Targa Resources Inc.	$1.2	$(1.8)

See notes to consolidated financial statements

TARGA VENICE OPERATIONS
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY

		Noncontrolling
	Parent	Interest in Venice
	Investment	Energy Services
	(Deficit)	Company, L.L.C.	Total
		(Unaudtied)
		(In millions)
Balance, December 31, 2009	$(12.6)	$38.4	$25.8
Distributions	(11.7)	(4.9)	(16.6)
Net income	1.2	3.1	4.3

Balance, June 30, 2010	$(23.1)	$36.6	$13.5

See notes to consolidated financial statements

TARGA VENICE OPERATIONS
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(In millions)
Cash flows from operating activities:
Net income (loss)	$4.3	$(0.2)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization expenses	6.2	6.3
Interest expense on allocated and affiliate indebtedness	4.3	4.8
Accretion of asset retirement obligations	0.9	0.8
Change in operational assets and liabilities:
Trade receivables and other current assets	0.8	(10.4)
Accounts payable and other accrued liabilities	0.7	(3.1)

Net cash provided by (used in) operating activities	17.2	(1.8)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2.3)	(1.0)
Enterprise zone rebates	1.4	—

Net cash used in investing activities	(0.9)	(1.0)

Cash flows from financing activities:
Distributions to Targa	(11.7)	(11.9)
Distributions to noncontrolling interest in VESCO	(4.9)	(3.7)

Net cash used in financing activities	(16.6)	(15.6)

Net decrease in cash and cash equivalents	(0.3)	(18.4)
Cash and cash equivalents, beginning of period	5.6	21.7

Cash and cash equivalents, end of period	$5.3	$3.3

See notes to consolidated financial statements

TARGA VENICE OPERATIONS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.
Note 1—Organization, Operations and Basis of Presentation
These consolidated carve out financial statements for the Targa Venice Operations include the following business operations and activities of Targa Resources, Inc. (“Targa” or “Parent”):
•	The joint venture operations of Venice Energy Services Company, L.L.C. (“VESCO”), a Delaware Limited Liability Company, and its wholly-owned subsidiary Venice Gathering System (“VGS”), which are included herein as follows:
•	As an equity method investment prior to August 1, 2008 due to Targa’s 22.9% ownership interest in VESCO.

•	As a consolidated subsidiary subsequent to July 31, 2008 due to the purchase of an additional ownership interest which provided Targa a controlling 76.8% interest in VESCO. See Note 3.
•	Targa management and commercial activities incidental to its role as operator of VESCO joint venture for which it receives a management fee from VESCO.

•	The financial effects of pushdown accounting related to the Targa acquisitions of its VESCO interests.
VESCO provides midstream energy services, including gathering, treating, and processing services, to producers of natural gas in the Gulf of Mexico. VGS is an offshore gathering system that collects natural gas from producers and transports these volumes to the system’s gas processing plant. VGS is a regulated interstate pipeline under rules and regulation of the Federal Energy Regulatory Commission.
These consolidated financial statements include the accounts of VESCO, which holds our operational assets, and include the financial effects of pushdown accounting and Targa allocations of general and administrative expenses and interest expense. All significant intercompany balances and transactions have been eliminated. Transactions among us and other Targa operations have been identified in these consolidated financial statements as transactions among affiliates. Targa employs VESCO’s personnel and manages its operations. See Note 4.
The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The unaudited consolidated financial statements for the six months ended June 30, 2010 and 2009 include all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.
Our financial results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes for the year ended December 31, 2009. In preparing the accompanying unaudited consolidated financial statements, we have reviewed, as determined necessary, events that occurred after June 30, 2010, up until the issuance of the financial statements, which occurred on September 30, 2010. See Note 6.

Note 2—Significant Accounting Policies
Accounting Policy Updates/Revisions
The accounting policies followed by the Company are set forth in Note 2 of the Notes to Consolidated Financial Statements for the year ended December 31, 2009, 2008 and 2007 and are supplemented by the notes to these unaudited consolidated financial statements. There have been no significant changes to these policies and it is suggested that these combined financial statements be read in conjunction with the above combined financial statements and notes.
Accounting Pronouncements Recently Adopted
In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements,” which provides amendments to fair value disclosures. ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The revised guidance for transfers into and out of Level 1 and Level 2 categories, as well as increased disclosures around inputs to fair value measurement, was adopted January 1, 2010 and had no material impact on our financial statements. The amendments to Level 3 disclosures were delayed until periods beginning after December 15, 2010 and are not anticipated to have a material impact on our financial statements upon adoption.
Note 3—Commitments and Contingencies
Legal and Environmental
The Louisiana Department of Revenue has asserted claims against VESCO seeking payment of allegedly due Louisiana sales and use tax and interest for the years 2004 through 2009. Plaintiff asserts that sales and use tax was due on natural gas consumed at VESCO’s processing plants when the gas consumed was provided to the plant operator at no cost pursuant to a processing contract between the producer and VESCO. VESCO disputes plaintiff’s claims. Effective July 1, 2009, natural gas is exempt from sales and use tax in Louisiana. We do not believe that the outcome of this litigation will have a material effect on our financial statements over and above estimated settlement amounts already accrued.
We are a party to other various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.
Note 4—Related Party Transactions
Sales to affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from sales of raw natural gas liquids.
Allocation of costs. Employees supporting our operations are employees of Targa. Our financial statements include the salaries and related costs of Targa operational personnel directly assigned to VESCO. These salary related costs are settled via monthly cash settlements. Targa also charges us for allocations of general and administrative costs related to management and support services. Costs allocated to us by Targa were based on identification of resources which directly support us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity. Settlement of allocations other than salary related costs occur through adjustments to parent investment. VESCO pays us a management fee for operating the joint venture which we allocate as a reduction to operating expense and general and administrative expense.

The following table summarizes the sales to affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to parent investment. Management believes these transactions were executed on terms that are fair and reasonable.

	Six Months Ended
	June 30,
	2010	2009
Cash
Sales to affiliates	$104.3	$67.1
Purchases from affiliates	—	12.4
Allocation of payroll and related costs included in operating expenses	2.0	1.9
Management fee	(0.6)	(0.4)
Allocation of general and administrative expenses	2.1	2.6
Distributions to Targa	11.7	11.9
Noncash
Allocated and affiliate interest expense accrued	4.3	4.8
Note 5—Insurance Claims
Certain of our Louisiana facilities sustained damage and had disruptions to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded an $8.0 million loss provision (net of estimated insurance reimbursements) in the statements of operations related to the hurricanes. During the six months ended June 30, 2009, the estimate was reduced by $3.0 million. For the six months ended June 30, 2009 we incurred expenditures related to the hurricanes included $2.7 million for previously accrued repair costs and $0.3 million capitalized as improvements. Additionally, as disclosed on our cash flow statement for the six months ended June 30, 2010, $1.4 million in Enterprise Zone rebates that were received from the State of Louisiana related our total capital expenditures for rebuilding the physical plant at Venice.
Note 6—Subsequent Event
On September 28, 2010, Targa Resources Partners LP completed the purchase of our operations from Targa for aggregate consideration of $175.6 million.